Exhibit 99.1

November 26, 2019

Shehnaaz Suliman

Dear Shehnaaz,

On behalf of Alector, LLC (the “Company”), we are very pleased to offer you employment with Alector as President and Chief Operating Officer and to set forth the terms of your employment with the Company.

As part of the Alector team, you will play a vital role in our mission to develop therapies that empower the immune system to cure neuro-degeneration and cancer.

1.

Role overview:  You will be an exempt salaried employee serving full-time as President and Chief Operating Officer. You will be responsible for duties that are consistent with this position, in addition to other duties that may be assigned to you by the Company. The scope of the role includes oversight of all General and Administrative functions including but not limited to Business Development, Finance, Accounting, People, Technology and Legal, Portfolio Planning and Program Management, Preclinical Development, Regulatory Affairs, Quality, In Vivo Pharmacology, and related functions. The scope is subject to change with CEO or Board of Director approval. You shall report to Arnon Rosenthal, Chief Executive Officer. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

2.	Start Date: Your start date will be December 9, 2019, or a date mutually agreed upon by you and Company.
3.	Location: South San Francisco, CA
4.

Salary: If you decide to join us, you will receive an annualized base salary of $450,000 (equivalent to a monthly salary of $37,500), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.  The base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company, but it is not anticipated that this base salary will be re-evaluated before the end of the calendar year.

5.

Bonus: You will be eligible to earn a target retention and performance bonus equal to 45% of your annualized base salary in each calendar year during your employment with the Company and subject to the approval of the Company’s Board of Directors or its Compensation Committee. This is based on your individual performance and the Company’s performance during the applicable calendar year, as determined by the Board or the

Compensation Committee in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board or the Compensation Committee each year, with the bonus amount eligible to be above, at or below the target based on such individual and Company performance. Any bonus for the calendar year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.  Any bonus for a calendar year will be paid only if you are still employed by the Company at the time of payment.

6.

Equity: In addition, if you decide to join the Company, it will be recommended at the first meeting of the Board or the Compensation Committee following your start date that the Company grant you an option to purchase 550,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board or the Compensation Committee.

7.

Vesting schedule: Subject to any vesting acceleration that may occur as a result of the severance agreement referred to below, 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

8.

Benefits: As an employee, you will also be eligible to receive certain employee benefits. Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for paid time off in accordance with the Company’s paid time off policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice.

9.

Severance: You will be eligible to enter into a change in control and severance agreement applicable to you based on your position within the Company.  The severance agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company, which will be at a Tier 2 level under the form severance agreement.  These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program, or policy that the Company may have in effect from time to time.

Terms of employment:

10.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

11.

The Company may undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. The Company will share a written Background Check Disclosure and Authorization form with you.

12.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

13.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

14.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the

Company Handbook, which the Company will soon complete and distribute.
15.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

We are really excited by the prospect of you joining us as Alector.  If you have any questions, please do not hesitate to reach out.

To accept the Company’s offer, please sign and date this letter in the space provided below and return it to lauren.cheney@alector.com. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company (or another officer as approved by the Board) and you.  The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law. This offer of employment will terminate if it is not accepted, signed and returned by December 4, 2019.

We look forward to your favorable reply and to working with you at Alector.

Sincerely,

Clare Hunt
Head of People

Agreed to and accepted:

Signature:      _/s/ Shehnaaz Suliman_

       Shehnaaz Suliman

Date:              December 3, 2019